AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$222,124	$220,926
Cash and cash equivalents	25,653	22,281
Securities available for sale	61,695	63,804
Bank owned life insurance	5,609	5,511
Loans held for sale	1,203	-
Loans, net	116,363	119,146
Deposits	166,489	164,519
Federal Home Loan Bank advances	15,000	17,000
Stockholders’ equity	35,414	34,384

Statements of Income
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013		2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,425	$1,490	1	$2,900	$3,040
Interest expense	253	283		503	589
Net interest income	1,172	1,207		2,397	2,451
Provision for loan losses	480	-		480	-
Net interest income after provision for loan losses	692	1,207		1,917	2,451
Total non-interest income	184	197		388	419
Total non-interest expense	1,288	1,159		2,489	2,365
Income (loss) before income taxes	(412)	245		(184)	505
Income tax expense (benefit)	(1,891)	-		(1,891)	-
Net income	$1,479	$245		$1,707	$505
Diluted earnings per share (1)	$0.66	$0.11		$0.76	$0.22

(1)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)

Return on average assets (1)	2.70%	0.45%	1.56%	0.46%
Return on average equity (2)	17.13%	4.29%	9.89%	4.42%
Average interest-earning assets to average interest-bearing liabilities	127.09%	117.72%	127.00%	117.05%
Interest rate spread	2.17%	2.30%	2.22%	2.34%
Net interest margin	2.31%	2.40%	2.36%	2.44%

(1)	Return on average assets excluding the reversal of the DTA was (0.75)% and (0.17)% for the three and six months ended June 30, 2014, respectively.
(2)	Return on average equity excluding the reversal of the DTA was (4.77)% and (1.70)% for the three and six months ended June 30, 2014, respectively.

	June 30,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	2.74%	2.72%
Non-performing assets as a percent of total assets	2.54%	2.67%
Allowance for loan losses as a percent of total net loans	1.02%	1.16%
Allowance for loan losses as a percent of non-performing loans	37.40%	42.77%